Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Cactus, Inc. of our report dated March 8, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effect of the revision described in Note 12 as to which the date is April 20, 2017, relating to the financial statements of Cactus Wellhead, LLC, which appears in Amendment No. 2 of Cactus, Inc.’s Registration Statement on Form S-1 (No. 333-222540). We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-222540).

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 7, 2018